     IMPORTANT NOTICE REGARDING SOUTHWEST BANK OF TEXAS 401(K) SAVINGS PLAN

                    BLACKOUT PERIOD AND YOUR RIGHTS TO TRADE

              SOUTHWEST BANCORPORATION COMMON STOCK DURING BLACKOUT


To:     All Southwest Bank of Texas Directors and Executive Officers

From:   Paul Murphy, CEO
        Southwest Bank of Texas

The purpose of this notice is to inform you that the Southwest Bank of Texas 401(k) Savings Plan (the "SWBT Plan") will be entering a blackout period due to a Trustee and Recordkeeper conversion from Hand Benefits and Trust to Fidelity Investments. The Securities and Exchange Commission (SEC) recently published final rules under the Sarbanes-Oxley Act of 2002 (P.L. 107-24) which apply to 401(k) plan blackout periods that begin on or after January 26, 2003. Because you are a director or executive officer of Southwest Bank of Texas, please be aware that the blackout of the SWBT Plan has a direct impact on your ability to trade Southwest Bancorporation Common Stock. A copy of the blackout notice provided to the affected SWBT Plan participants is attached to this email.

The new rules provide that, during the blackout period, corporate executives may no longer exercise stock options or trade employer securities held outside of the plan. Specifically, the insider trading provision prohibits corporate insiders from directly or indirectly purchasing, selling, acquiring or transferring any equity or derivative security of a publicly traded company that they acquired in connection with service or employment as a director or executive officer of that company. Equities acquired in connection with the individual's service as a director or officer are subject to the restriction, including securities acquired before the Sarbanes-Oxley Act was passed or before the company went public. However, you should note that there is a rebuttable presumption that any securities sold during a blackout period are not exempt from the rule (i.e., the individual corporate insider bears the burden of proving that the securities were not "acquired in connection with service or employment").

The SEC's proposed rules would exempt the following transactions from the trading restriction:

* regularly scheduled purchases or sales of employer securities pursuant to an automatic election, which satisfy the SEC Rule 10b5-1; * purchases or sales of company stock under a qualified 401(k) retirement plan in the normal course of on-going employee deferrals; and * increases or decreases in equity holdings resulting from a stock split, stock dividend or pro rata rights distribution.

Key Dates:
401(k) Blackout Begins:  May 20, 2003*

401(k) Blackout Ends:  July 21, 2003
Directors and Executive Officers Blackout Ends:  July 24, 2003

*Please note that the SWBT 401(k) blackout will require the regularly imposed 2nd Q 2003 earnings blackout to begin twelve days early, May 20th instead of June 1st.

Violations of the insider trading prohibition will allow an issuer or a security holder acting on behalf of an issuer to bring an action to recover the profits realized by the director or executive officer. In addition, the SEC may bring an action, including civil injunction proceedings, cease-and-desist actions, civil penalties and all other remedies available to the SEC under the Exchange Act, including, in some cases, criminal penalties.

Please be aware that on April 18, 2003, all current SWBT 401(k) participants will be informed of the blackout via corporate email. In addition, current and former SWBT 401(k) participants will be informed via letter mailed April 18, 2003. This meets the 30-day Sarbanes-Oxley advance notice requirement for all plan participants.

While we anticipate a smooth transition, you will be notified in the unlikely event that an extension of the blackout is needed. Please direct any questions regarding this notice to John McWhorter, Controller, Southwest Bank of Texas, 713-235-8808.